LIONBRIDGE APPOINTS JAMES QUELLA AS INDEPENDENT BOARD DIRECTOR

WALTHAM, Mass. – November 24, 2015 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced the appointment of James Quella to the Company’s Board of Directors, effective immediately. With this addition, the Lionbridge Board has been expanded to nine directors.

“We are pleased to welcome James to our Board of Directors. We look forward to James’ insights as we continue to execute on our strategy of new offerings and new verticals while delivering record earnings growth,” said Rory Cowan, Lionbridge CEO.

James Quella stated “I am delighted to join the Lionbridge Board of Directors. The Company has built a unique leadership position in global crowd-in-the-cloud services affording a scale platform to substantially grow revenue and profit. I look forward to helping the company continue its commitment to increasing value for clients, employees and shareholders worldwide.”

Mr. Quella was formerly a Senior Managing Director at Blackstone’s Private Equity Group from 2004 to 2013. Previously he held various positons at Donaldson, Lufkin & Jenrette Merchant Banking Partners-CSFB Private Equity and Mercer Management Consulting and Strategic Planning Associates. He is also the co-author of “Profit Patterns: 30 Ways to Anticipate and Profit from the Strategic Forces Reshaping Your Business”.

The Lionbridge Nominating and Compensation Committee identified Mr. Quella through its process of outreach, including extensive search efforts as well as consideration of candidates recommended by shareholders, including Glen Capital, consistent with the Committee’s past practice. Glen Capital Partners and its affiliates have agreed to vote their shares in accordance with the Board of Directors’ recommendation at Lionbridge’s 2016 annual meeting of stockholders and at any subsequent annual meeting at which Mr. Quella has been nominated for re-election as a director. The firm and its affiliates have also agreed to other customary standstill provisions, which terminate ten days prior to the deadline for the submission of stockholder nominations for the 2018 annual meeting.

The Nomination and Standstill Agreement is an exhibit to the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 28 countries. To learn more, visit http://www.lionbridge.com.